UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2006

INTEGRAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-18603	52-1267968
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Philadelphia Way, Lanham, Maryland 20706-4417

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (301) 731-4233

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Steven R. Chamberlain has resigned from the offices of Chairman of the Board, Chief Executive Officer and Director of Integral Systems, Inc. (the “Company”), effective as of 5:00 p.m. (Eastern Time) on April 21, 2006. Mr. Peter J. Gaffney, the Chief Operating Officer of the Company, has been appointed as the Chief Executive Officer and Mr. R. Doss McComas, a Class II Director of the Company, has been appointed as the Chairman of the Board, each effective as of 5:00 p.m. (Eastern Time) on April 21, 2006.

Mr. Chamberlain will remain active in the Company’s exploration of strategic options to maximize shareholder value, including a possible sale of the Company.

(c) Mr. Peter J. Gaffney has been appointed as the Chief Executive Officer of the Company by the Board of Directors, effective as of 5:00 p.m. (Eastern Time) on April 21, 2006. He served as Chief Operating Officer and Executive Vice President, Government Division from August 2005 until April 2006. He served as Executive Vice President, Commercial Products from April 2002 until August 2005. From February 2000 until April 2002, Mr. Gaffney served as Vice President, Commercial Products. From May 1999 until February 2000, he served as Vice President, Commercial Division. In 1992, he became a project manager for EPOCH 2000 ground systems programs, which included the Command and Range Generator project for GE Americom, the Loral Skynet Telstar 3, 4, and 5 ground systems, and the Echostar 1, 2, 3, and 4 ground systems. From 1986 to 1992, he worked on simulators for the Company’s DMSP and Tiros programs. Prior to joining Integral Systems, Mr. Gaffney was a design engineer for the General Electric Co., where he worked on the DSCS, Milstar, Landsat, and Spot satellite programs. Mr. Gaffney graduated from the University of Maryland in 1981 with a B.S. degree in Electrical Engineering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRAL SYSTEMS, INC.

By:	/s/ Thomas L. Gough
Thomas L. Gough President

Date: April 21, 2006